UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 3

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

   1.   Name and Address of Reporting Person

        Satoru Hirai
        c/o IA Global, Inc.
        533 Airport Boulevard, Suite 400
        Burlingame, California 94010


   2.   Date of Event Requiring Statement

        October 18, 2002


   3.   IRS or Social Security Number of Reporting Person (Voluntary)



   4.   Issuer Name and Ticker or Trading Symbol

        IA Global, Inc. (IAO)


   5.   Relationship of Reporting Person(s) to Issuer (Check all
        applicable)
        (x) Director               ( ) 10% Owner
        (x) Officer (give          ( ) Other  (specify below)
                     title below)

        Secretary and CFO


   6.   If Amendment, Date of Original (Month/Day/Year)



   7.   Individual or Joint/Group Filing (Check Applicable Line)
        (x)  Form filed by One Reporting Person
        ( )  Form filed by More than One Reporting Person







           Table I -- Non-Derivative Securities Beneficially Owned


                                                                       3.  Ownership Form:          4.  Nature of
                                        2.  Amount of Securities           Direct (D) or               Indirect
       1.  Title of Security                Beneficially Owned             Indirect (I)          Beneficial Ownership
       ---------------------            ------------------------       -------------------       --------------------

       Common Stock, par value $.01     -0-





                    Table II -- Derivative Securities Beneficially Owned


                               2.  Date                                  4.  Conversion
                             Exercisable              3.  Title and       or Exercise       5.  Ownership      6.  Nature
        1.  Title of        and Expiration              Amount of          Price of            Form of        of Indirect
         Derivative          Date (Month/         Securities Underlying   Derivative         Derivative        Beneficial
          Security            Day/Year)           Derivative Securities    Security           Security:        Ownership
        ------------     -------------------       -----------------     --------------   -----------------    -----------
                                                                           (C>
                         Date        Expira-                Amount or
                         Exer-       tion                   Number of                     Direct   Indirect
                         cisable     Date          Title    Shares                          (D)       (I)
                         -------     -------       -----    ---------                     ------   --------






   Explanation of Responses:



   SIGNATURE OF REPORTING PERSON(S):

   /s/ Satoru Hirai
   --------------------------
   Satoru Hirai


   DATE:  January 9, 2003